EXHIBIT 99.4

                          RARE MEDIUM GROUP, INC.

                     91,381,315 Shares of Common Stock

                         Offered Pursuant to Rights
                        Distributed to Stockholders
                         of Rare Medium Group, Inc.

To Securities Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Rare Medium Group, Inc. ("Rare Medium") of shares of its Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of Rare Medium's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on May , 2002 (the "Record Date"). The Rights and Common Stock are described in Rare Medium's Prospectus dated
            , 2002 (the  "Prospectus ").

         In the Rights Offering, Rare Medium is offering an aggregate of 91,381,315 shares of its Common Stock, as described in the Prospectus, of which 38,765,848 shares have been purchased in advance as described in the Prospectus.

         The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on June , 2002, unless extended for in the sole discretion of Rare Medium (as it may be extended, the "Expiration Date").

         Each Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $ per share (the "Subscription Price").

         Each Right also carries with it the ability for the holder thereof to subscribe (the "Over-Subscription Privilege") for additional shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised the Basic Subscription Privilege. See "The Rights Offering -- Subscription Privileges" in the Prospectus.

         The Rights are evidenced by a non-transferable Rights certificate (a "Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date.

         We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

         If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and Rare Medium, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

         All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Rare Medium or the Subscription Agent.

         Enclosed are copies of the following documents:

                  1. Prospectus;

                  2. Instruction as to Use of Rare Medium Group, Inc. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Rare Medium Group, Inc. and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

                  3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

                  4. Notice of Guaranteed Delivery for Rights Certificates Issued by Rare Medium Group, Inc.; and

                  5. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

         Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

         Additional copies of the enclosed materials may be obtained from the Subscription Agent. The Subscription Agent's telephone number is
(   )           .


                                                     Very truly yours,


                                                     RARE MEDIUM GROUP, INC.


NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF RARE MEDIUM GROUP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.